Exhibit 99.(h)(l)(ix)

Dated as of September 6, 2018

EXHIBIT A

to the Administration Contract dated April 1, 2006

between UBS Asset Management (Americas) Inc. and The UBS Funds

1.                                      UBS Dynamic Alpha Fund

2.                                      UBS Emerging Markets Equity Opportunity Fund

3.                                      UBS Engage For Impact Fund

4.                                      UBS Global Allocation Fund

5.                                      UBS International Sustainable Equity Fund

6.                                      UBS Sustainable Development Bank Bond Fund

7.                                      UBS U.S. Small Cap Growth Fund

8.                                      UBS U.S. Sustainable Equity Fund

9.                                      UBS Municipal Bond Fund

10.                               UBS Total Return Bond Fund